Exhibit 99.1
SUPERVALU Announces Sale of Save-A-Lot Business for $1.365 Billion

Minneapolis, MN - October 17, 2016 - SUPERVALU INC. (NYSE: SVU) today announced that it has entered into a definitive agreement whereby an affiliate of Onex Corporation (TSX: OCX) will acquire SUPERVALU’s Save-A-Lot business for $1.365 billion in cash, subject to customary closing adjustments. In connection with the sale, SUPERVALU and Save-A-Lot will enter into a five-year professional services agreement. The sale of Save-A-Lot is expected to be completed by January 31, 2017, subject to regulatory approvals and other customary closing conditions.
“Today’s announcement is the result of a thorough process to maximize the value of the Save-A-Lot business and best position SUPERVALU for future success,” said SUPERVALU Non-Executive Chairman of the Board, Jerry Storch. “SUPERVALU is successfully executing on its long term strategic vision and positioning the Company for continued growth and value creation. We are confident that this transaction will create exciting opportunities for both SUPERVALU and Save-A-Lot.”
“The sale of Save-A-Lot is another important step in SUPERVALU’s transformation. It provides us with a stronger balance sheet that will allow us to further build on our core strengths and growth opportunities,” said SUPERVALU President and CEO, Mark Gross. “It has been a pleasure to work with the Save-A-Lot team, and, once this transaction is completed, I look forward to continuing to work with them as one of our largest professional services customers.”
Under the terms of the professional services agreement, SUPERVALU will provide Save-A-Lot with certain services and support functions for its day-to-day operations, including cloud services, merchandising technology, payroll, finance, and other technology and hosting services.
SUPERVALU expects to use the net proceeds from the sale to prepay at least $750 million against its outstanding term loan balance. The Company intends to use the remaining net sale proceeds to further reduce debt and improve its capital structure, as well as to fund corporate and growth initiatives.
Advisors
Barclays Capital Inc. and Greenhill & Co., LLC acted as financial advisors to SUPERVALU, and Wachtell, Lipton, Rosen & Katz is serving as its legal advisor.
Conference Call
As previously announced, SUPERVALU will hold its fiscal 2017 second quarter conference call on Wednesday, October 19, 2016 at 9:00 a.m. Central Time, at which time SUPERVALU will also discuss the sale of Save-A-Lot in more detail. The call will be webcast live at www.supervaluinvestors.com (click on microphone icon).
About SUPERVALU
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $18 billion. SUPERVALU serves customers across the United States through a network of 3,342 stores composed of 1,773 stores operated by wholesale customers serviced primarily by the Company’s food distribution business; 1,368 Save-A-Lot stores, of which 896 are operated by licensee owners; and 201 traditional retail grocery stores (store counts as of June 18, 2016). Headquartered in Minnesota, SUPERVALU has approximately 40,000 employees. For more information about SUPERVALU visit www.supervalu.com.
About Save-A-Lot
As one of the largest hard-discount grocery retailers in the United States, Save-A-Lot owns and operates 472 corporate stores, and services and supplies another 896 licensee-owned stores across the country (store counts as of June 18, 2016). With more than 1,300 stores in urban, suburban, and rural areas, Save-A-Lot reaches more than 5 million shoppers each week. Store sizes vary, but in general range in size between approximately 15,000-20,000 square feet. The stores provide a limited selection of national and exclusive store brand products with a focus on its fresh offerings including USDA-inspected beef, pork and poultry, and farm-fresh fruits and vegetables.
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FORWARD-LOOKING STATEMENTS
Except for the historical and factual information contained herein, the matters set forth in this communication, particularly those pertaining to SUPERVALU’S expectations, guidance, or future operating results, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “intends,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that regulatory and other approvals and conditions to the transaction are not received or satisfied on a timely basis or at all; the possibility that modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions; the possibility that Supervalu may not fully realize the projected benefits of the transaction; changes in the planned use of proceeds from the transaction; changes in the anticipated timing for closing the transaction; business disruption during the pendency of or following the transaction; diversion of management time on transaction-related issues; and the reaction of customers and other parties to the transaction and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT:
SUPERVALU INC.
Investor Contact
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com
or
Media Contact
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com